UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BancTrust Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BancTrust Financial Group, Inc.

100 Saint Joseph Street

Mobile, Alabama 36602

Telephone 251/431-7800

November     , 2008

Dear Shareholders,

A Special Meeting of Shareholders of BancTrust Financial Group, Inc. will be held at 10:30 a.m. on December 18, 2008, at the corporate offices located at 100 Saint Joseph Street, Mobile, Alabama 36602. The directors and officers join me in extending an invitation to you to attend the meeting.

Enclosed are the Secretary’s official Notice of Special Meeting of Shareholders, a Proxy Statement and a Form of Proxy.

We hope very much that you will attend the meeting, but whether you plan to attend or not, we would appreciate your signing and returning the enclosed Proxy. Should you attend the meeting in person, the Proxy can be revoked at your request.

We sincerely appreciate your cooperation, and we earnestly solicit your continued support.

We look forward to seeing you on December 18, 2008, in Mobile.

Sincerely,

W. Bibb Lamar, Jr.

President and Chief Executive Officer

Enclosures

This Proxy Statement is first being given or sent to shareholders on or about

November     , 2008.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of

BancTrust Financial Group, Inc.

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, a special meeting of the shareholders of BancTrust Financial Group, Inc. will be held at 100 Saint Joseph Street, Mobile, Alabama, 36602 on December 18, 2008, at 10:30 a.m. CST for the purpose of considering and voting upon the following matters:

1.	Consent to the Issuance of Senior Preferred Stock and Warrants. To authorize and consent to the issuance to the U.S. Department of the Treasury of up to shares of BancTrust 5% $1,000 per share liquidation preference cumulative senior preferred stock designated as TARP CPP Senior Preferred Stock, accompanied by warrants evidencing the right to purchase up to $ million of BancTrust common stock, $0.01 par, pursuant to the U. S. Department of the Treasury’s Capital Purchase Program.

2.	Adjournment. To grant management the authority to adjourn, postpone or continue the special meeting.

3.	Other Business. Transaction of such other business as may be brought before the special meeting or any adjournment thereof. Management currently knows of no other business to be presented.

Only those shareholders of record at the close of business on October 30, 2008, will be entitled to notice and to vote at the meeting.

By Order of the Board of Directors,

F. Michael Johnson

Executive Vice President,

CFO and Secretary

Mobile, Alabama

November     , 2008

NOTICE: YOUR PROXY FORM AND RETURN ENVELOPE ARE INSIDE THIS ENVELOPE.

BANCTRUST FINANCIAL GROUP, INC.

100 Saint Joseph Street, Mobile, Alabama 36602

PROXY STATEMENT

Special Meeting of Shareholders, December 18, 2008, 10:30 a.m. CST

This Proxy Statement and the enclosed proxy are first being mailed on or about November     , 2008, to shareholders of BancTrust Financial Group, Inc. (“BancTrust” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of BancTrust for use at a special meeting of shareholders on December 18, 2008, to be held at the Company’s headquarters at 100 Saint Joseph Street, Mobile, Alabama 36602, and any adjournment thereof.

BancTrust is the parent company and owner of 100% of the stock of BankTrust, an Alabama banking corporation headquartered in Mobile, Alabama.

PROPOSAL NO. 1

AUTHORIZATION OF THE ISSUANCE OF SENIOR

PREFERRED STOCK AND WARRANTS

Description of the Proposal

The Board of Directors has unanimously approved, and is submitting to the shareholders for their approval and consent, a proposal to issue certain securities to the U.S. Department of the Treasury (the “Treasury”). The securities to be issued are more particularly described in this proxy statement under the heading “Terms of Senior Preferred Stock and Warrants” and are summarized as follows:

•

Up to             shares of TARP CPP Senior Preferred Stock for consideration of $1,000 per share, for a total maximum aggregate consideration of $            million. These preferred shares pay a 5% cumulative preferred dividend for five years from the date of issuance and a 9% cumulative preferred dividend thereafter. They have a liquidation preference of $1,000 per share and may be redeemed in whole or in part by the Company at any time after three years from the date of issuance. They may also be redeemed upon the satisfaction of certain conditions prior to three years from the date of issuance.

•

Warrants granting the right to purchase up to $            million of BancTrust common stock, $0.01 par, at market price at the time of issuance of the warrants. The warrants expire after ten years, and the number of shares of common stock subject to the warrants may be reduced in certain circumstances described in this proxy statement. These warrants would only be issued in connection with the issuance of the TARP CPP Senior Preferred Stock.

The Board has declared the proposed issuance of securities advisable and recommends that shareholders vote “FOR” the proposed issuance.

Background

BancTrust’s management and its Board of Directors have in recent months been exploring alternatives available to BancTrust to raise capital in order to protect and assure BancTrust’s continuing financial strength in these difficult economic times punctuated by significant deterioration of conditions in the real estate and credit markets. Following shareholder approval on September 30, 2008, the Company increased the number of shares of common stock it is authorized to issue from 20 million to 50 million shares. On October 6, 2008, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission. These steps were designed to give management and the Board of Directors flexibility to raise additional capital through a variety of possible transactions.

On October 14, 2008, the Treasury announced a Capital Purchase Program (the “TARP Capital Purchase Program”) pursuant to which it will purchase up to $250 billion of senior preferred stock on standardized terms from qualified financial institutions such as BancTrust.

On October 22, 2008, BancTrust’s Board of Directors passed resolutions which:

•

Established a Strategic Advisory Committee of the Board of Directors to, among other things, periodically review the capital position of the Company, make recommendations as to management of the capital position, analyze various capital strategies and recommend issuance of new capital as necessary or advisable;

•	Authorized the Company to apply to participate in the Treasury’s TARP Capital Purchase Program;

•

Created a class of preferred stock of BancTrust designated as TARP CPP Senior Preferred Stock with such terms as are required by the Treasury consistent with the Summary of Senior Preferred Terms for the Senior Preferred Stock and Warrants Issued Under the TARP Capital Purchase Program (the “Term Sheet”) issued by the Treasury on October 14, 2008, and such other terms as are approved by management of BancTrust after consultation with the Strategic Advisory Committee of the Board (see “Terms of Senior Preferred Stock and Warrants” below); and

•	Granted authority to the Strategic Advisory Committee to approve the specific details of all matters concerning the Company’s participation in the TARP Capital Purchase Program.

BancTrust’s Amended and Restated Articles of Incorporation currently authorize the issuance of up to 500,000 shares of preferred stock. At November [    ], 2008, no shares of preferred stock were outstanding, and BancTrust has not previously issued any preferred stock.

The Alabama Constitution of 1901 requires the consent of the owners of two-thirds of an Alabama corporation’s stock before the corporation may issue preferred stock. The Company believes that this shareholder consent requirement was satisfied when the Company’s shareholders approved, by more than a two-thirds majority, the articles of incorporation of the Company in connection with the Company’s re-incorporation in Alabama. This approval was given at a special meeting of shareholders held on December 20, 1996. The articles of incorporation approved by the shareholders at such time authorized, and our articles as currently in effect do authorize, the Company to issue preferred stock, from time to time, upon the approval of, and with such terms as are determined by, the Board of Directors (subject to certain limitations as are set forth in the articles of incorporation).

Unfortunately, however, it is not unequivocally stated in the Alabama Constitution of 1901, any relevant statute or published case law whether two-thirds approval of such a provision, as opposed to two-thirds approval of the actual issuance, is sufficient to meet the constitutional requirement. The Company has not yet been able to discuss this issue with the Treasury and does not know whether or not the Treasury will require shareholder approval beyond that already obtained as a condition to its purchase of senior preferred stock. Therefore, in view of the potential uncertainty regarding this issue, the length of time required to obtain shareholder approval and the rapid pace at which the TARP Capital Purchase Program is proceeding, the Company is seeking the consent and approval of the holders of two-thirds of its outstanding capital stock for its proposed issuance of preferred stock in the TARP Capital Purchase Program. If the Company determines before the meeting that this additional approval is not necessary or required by the Treasury, the Company may choose not to hold the meeting. Furthermore, even if the special meeting is held, the Company may choose to proceed to issue preferred stock notwithstanding a less than two-thirds vote of the shareholders if it determines that no further shareholder approval is required under Alabama law or by the Treasury.

If the Company is accepted to participate in the TARP Capital Purchase Program, the Strategic Advisory Committee of the Board will determine whether or not participating is in the best interests of the Company’s shareholders. The Board is therefore seeking approval of the issuance of preferred stock in the event that the

Strategic Advisory Committee finds at the time of the proposed issuance of preferred stock and warrants that the transaction is in the best interest of the shareholders. If the proposed issuance is approved by the shareholders, the Board of Directors will be empowered, without further action by the shareholders, to issue to the Treasury, in consideration of $1,000 per share, up to             shares of TARP CPP Senior Preferred Stock, accompanied by warrants to purchase BancTrust common stock, upon such final terms as the Treasury requires and the Strategic Advisory Committee approves. BancTrust can give no assurance, however, that the Company will be accepted to participate in the TARP Capital Purchase Program or, if it is accepted, that the Treasury will agree to contribute the full amount of capital applied for, or that the final terms of acceptance will be found by the Strategic Advisory Committee to be in the best interest of the shareholders of the Company.

BancTrust’s application for participation in the TARP Capital Purchase Program is due no later than 5:00 p.m. eastern time on November 14, 2008. If BancTrust’s application is approved, in whole or part, and the Company elects to participate in the TARP Capital Purchase Program, funding is expected to occur by year-end 2008.

Because of the rapid pace at which the TARP Capital Purchase Program is proceeding, not all of the details of the TARP Capital Purchase Program are available at this time, and the Company has not been able to fully review and analyze all of the information that is currently available. We have described the terms of the senior preferred stock in this Proxy Statement based on the Term Sheet and other preliminary guidance issued by the Treasury. The Term Sheet sets forth the principal terms of the program, but does not fully describe what the Treasury will require from the Company in terms of due diligence, covenants, representations and warranties, legal opinions, or other obligations. On Friday, October 31, the Treasury issued additional documents for the TARP Capital Purchase Program, including standard terms for the securities purchase agreement that would be used if the Treasury purchases securities from BancTrust. These documents and other information regarding the TARP Capital Purchase Program are available on the Treasury’s Internet website at http://www.treas.gov/initiatives/eesa/. BancTrust has not had time to fully review these new documents and determine if their terms are in the best interest of the Company’s shareholders. BancTrust does not know how the Federal Reserve System and the Federal Deposit Insurance Corporation will handle their respective roles in the TARP Capital Purchase Program. These are only some examples of the questions still outstanding regarding the TARP Capital Purchase Program. When making its final determination, the Strategic Advisory Committee will consider the newly published documents plus any additional details and requirements of the TARP Capital Purchase Program as they are made available.

Shareholders are encouraged to review the documents on the Treasury’s website and to check this website periodically for updated information.

Reasons for the Issuance of Senior Preferred Stock and Accompanying Warrants

Although BancTrust’s capital position is currently strong, its Board of Directors and management believe that in this difficult operating environment further strengthening the Company’s capital position will benefit the Company and its shareholders. The Company currently has a historically high level of nonperforming assets. Management expects, as it works through disposing of these assets, that the Company’s capital position could be adversely affected. A stronger equity section of the Company’s balance sheet will enhance the Company’s ability to deal with problem assets in a more efficient manner. Furthermore, the federal and state banking regulators that oversee the Company’s operations evaluate the Company’s capital position and look closely at its capital levels when determining whether or not to approve acquisitions, strategic transactions and other significant actions that require regulatory approval. Higher capital levels will enhance the Company’s ability to obtain regulatory approval for significant or strategic transactions which require such approval.

BancTrust’s Board of Directors views the TARP Capital Purchase Program, specifically, as beneficial to the Company. This program affords the Company the opportunity to obtain capital on more favorable terms than other alternatives which the Board of Directors believes may be available at this time.

Recent media reports have indicated that there is negative public sentiment about the Treasury’s efforts to restore confidence in the Nation’s financial institutions and banking system through the Emergency Economic Stabilization Act of 2008 (“EESA”), the law under which the TARP Capital Purchase Program was established. EESA was originally publicly described as a law which would permit the Treasury to purchase troubled assets from financial institutions that are being negatively impacted by the presence of devalued mortgage assets on their books. It has been consistently referred to as a “bailout.” However, the TARP Capital Purchase Program, one of the first Treasury initiatives under EESA, does not involve the purchase of troubled assets, but rather provides for the Treasury to purchase equity securities from bank holding companies and other financial institutions who qualify for the program. The Treasury created the TARP Capital Purchase Program to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Recent pronouncements by the Treasury have made clear that only the healthier financial institutions will be eligible to participate in the TARP Capital Purchase Program. Furthermore, the TARP Capital Purchase Program does not involve the purchase by the Treasury, or the sale by BancTrust, of any troubled mortgage assets. It represents an investment by the Treasury in preferred stock, accompanied by warrants to purchase common stock, of qualifying financial institutions. The Treasury expects to earn a 5% cumulative dividend return on its investment and benefit from the potential increase in value of participating financial institutions common stock through the issuance of the warrants.

Numerous other financial institutions have publicly announced that they intend to participate in the TARP Capital Purchase Program, including Regions Financial, KeyCorp, Capital One Financial, SunTrust, PNC Financial Services, Bank of America Corp., Wells Fargo & Co., JPMorgan Chase & Co., Citigroup Inc., Morgan Stanley, Bank of New York Mellon Corp., Goldman Sachs Group Inc., State Street Corp., and Valley National Bancorp. Regions has announced that it was pre-approved and will sell $3.5 billion of senior preferred stock to the Treasury.

Terms of Senior Preferred Stock and Warrants

BancTrust may apply for up to approximately $50 million dollars of capital from the Treasury. If the Company’s application to participate is granted and the Company chooses to proceed with the issuance, BancTrust would issue to the Treasury senior cumulative preferred stock, liquidation preference of $1,000 per share, having such terms as are required by the Treasury and approved by management of BancTrust after consultation with the Strategic Advisory Committee. The Treasury has released the Term Sheet setting forth the principal terms of the TARP Capital Purchase Program. A copy of the Term Sheet is included as Appendix A to this Proxy Statement. The principal terms included in the Term Sheet, as they apply to BancTrust, are as follows:

Security	Perpetual senior preferred stock that would pay a cumulative quarterly dividend at the rate of 5% per annum for five years and 9% per annum thereafter, with issue price and liquidation preference of $1,000 per share.

Redemption	Redeemable for a period of three years only with the proceeds from the sale of Tier 1 qualifying perpetual preferred stock or common stock resulting in gross proceeds to BancTrust of not less than 25% of the issue price of the senior preferred stock. After three years, the senior preferred stock may be redeemed, in whole or in part, at any time and from time to time, at BancTrust’s option. Redemptions shall be at the issue price, plus accumulated dividends. Following the redemption of all of the senior preferred stock held by the Treasury, BancTrust would have the right to repurchase any other of its equity securities held by the Treasury at fair market value.

Dividend and Redemption	BancTrust would be prohibited from declaring or paying dividends or redeeming any common stock if it was not current in the payment of all dividends on the senior preferred stock. A common stock dividend increase would require the Treasury’s consent for three years following this issuance.

Repurchase Restrictions	For three years, the Treasury’s consent would be required for any repurchase of shares of common stock (other than repurchases in connection with any benefit plan in the ordinary course of business consistent with past practice).

Voting Rights	The senior preferred stock would be nonvoting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the senior preferred stock, (ii) any amendment to the rights of the senior preferred stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the senior preferred stock. The senior preferred stock would, if dividends were not paid in full for six quarters (whether or not consecutive), have the right to elect two directors. This right would end when full dividends had been paid for four consecutive quarters.

Transferability/ Registration	The senior preferred stock would be freely transferable by the Treasury, and BancTrust would be required to register the senior preferred stock and grant piggyback registration rights to the Treasury.

Executive Compensation Limits	BancTrust would be required to abide by certain executive compensation limitations imposed by the Treasury, which include:
(i)	Disallowing the deduction for federal income tax purposes of executive compensation in excess of $500,000;

(ii)	Limiting golden parachute payments to those otherwise not subject to excise taxes under the Internal Revenue Code;

(iii)	A ban on incentive compensation that encourages excessive risks that threaten the value of BancTrust;

(iv)	Implementing a clawback provision whereby the Company would have the right to recover bonuses that were based on earnings that are later proven to be materially inaccurate; and

(v)	Obtaining waivers from certain executive officers of the Company releasing the Treasury from any claims that such officer may otherwise have as a result of the issuance of any regulations modifying the terms of agreements between the Company and such officer to make them compliant with the EESA.

Accompanying Warrants	The Treasury will also be issued warrants to purchase BancTrust shares of common stock having an aggregate price equal to 15% of the amount of the Treasury’s investment in the senior preferred stock. The Treasury’s exercise price, and the market price used to determine the number of shares of common stock subject to the warrants, would be the market price for BancTrust’s common stock on the date of closing (calculated on a 20 trading day trailing average), subject to customary anti-dilution adjustments. The warrants would have a term of ten years and be immediately exercisable, in whole or in part. They would be freely transferable, and the Term Sheet requires SEC registration of the warrants and piggyback registration rights granted to the Treasury. The Treasury will agree not to vote any shares of common stock issued to it upon exercise of the warrants. If BancTrust receives aggregate gross proceeds of not less than 100% of the issue price of the senior preferred stock from one or more qualified equity offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants would be reduced by 50%. BancTrust anticipates that the material features and rights of the common stock to be issued upon exercise of the warrants will be identical to the material features and rights of the shares of BancTrust common stock currently issued and outstanding. The material features and rights of our common stock are described in the Registration Statement on Form S-3 filed on October, 6, 2008 (SEC File No. 333-153871) (the “Shelf Registration Statement”).

Other Issuances of Securities

The shareholders are only being asked to consent to the issuance of the TARP CPP Senior Preferred Stock pursuant to the TARP Capital Purchase Program. BancTrust is not required to seek shareholder consent for the issuance of the warrants or the common stock to be issued upon exercise of the warrants; however, warrants under the TARP Capital Purchase Program will only be issued in connection with the sale of TARP CPP Senior Preferred Stock. BancTrust may elect, instead of or in addition to participation in the TARP Capital Purchase Program, to issue other securities of BancTrust either pursuant to the Shelf Registration Statement, pursuant to another registration statement filed with the SEC or via a private offering of securities. The terms of such issuance may be less favorable to the Company than those being offered by the Treasury through the TARP Capital Purchase Program.

Use of Proceeds

Subject to any required regulatory approval, BancTrust intends to use the proceeds of this offering to pay down approximately $18 million dollars of its long-term debt which is part of a loan from Silverton Bank that matures on [                    ] and bears interest at a variable rate that is currently [    ]%. The balance of the proceeds will be used for general corporate purposes, including funding loans, financing possible acquisitions, reducing or refinancing other existing debt and making investments in our subsidiaries.

BancTrust is currently in violation of a debt covenant under the Silverton loan which provides that BancTrust’s ratio of nonperforming assets to total loans and other real estate owned will not exceed certain thresholds. BancTrust has obtained waivers of this violation as of March 31 and June 30. BancTrust has requested a waiver for September 30, 2008 also. BancTrust hopes to be able to refinance or amend the loan on more favorable terms at the time of pay down in order to minimize the risk of any further covenant breaches or defaults; however, no assurance can be given that BancTrust will be successful in these efforts. Management intends to continue to vigorously pursue a favorable resolution to this issue.

Possible Anti-Takeover Effects of the Proposal

The proposed issuance of TARP CPP Senior Preferred Stock with warrants is not being recommended in response to any specific effort of which BancTrust is aware to obtain control of the Company, and the Board of Directors does not intend or view the proposed issuance as an anti-takeover measure. However, the issuance of TARP CPP Senior Preferred Stock with warrants could have the effect of discouraging or preventing a hostile takeover.

Vote Required

The approval of the proposed issuance requires the affirmative vote of two-thirds of shares entitled to vote. In the event that the proposed issuance is not approved by our shareholders at the special meeting, BancTrust may or may not issue any shares of preferred stock, depending on its ultimate conclusion as to whether or not the applicable shareholder approval requirement with respect to the issuance of preferred stock has been satisfied.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE APPROVAL AND AUTHORIZATION OF THE

PROPOSED ISSUANCE OF SENIOR PREFERRED STOCK WITH WARRANTS TO

THE TREASURY.

If the Board of Directors determines before the meeting that shareholder vote is not required under Alabama law, then the Board may cancel the meeting.

PROPOSAL NO. 2

Adjournment, Postponement or Continuation of the Special Meeting

If at the special meeting the number of shares of BancTrust’s common stock present or represented and voting in favor of the issuance of senior preferred stock is insufficient to approve Proposal No. 1, BancTrust’s management may move to adjourn, postpone or continue the special meeting in order to enable its Board of Directors and management to continue to solicit additional proxies in favor of the proposal to consent to the issuance of senior preferred stock. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not on Proposal No. 1.

In this proposal, BancTrust is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the special meeting and any later adjournments. If BancTrust’s shareholders approve the adjournment, postponement or continuation proposal, BancTrust could adjourn, postpone or continue the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies in favor of the proposal regarding the issuance of senior preferred stock, including the solicitation of proxies from shareholders that previously voted against such proposal regarding the issuance of senior preferred stock. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal regarding the issuance of senior preferred stock had been received, BancTrust could adjourn, postpone or continue the special meeting without a vote on the proposal regarding the issuance of senior preferred stock and seek to convince the holders of those shares to change their votes to votes in favor of the issuance of senior preferred stock.

The adjournment, postponement or continuation proposal requires that holders of more of BancTrust’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to consent to the issuance of senior preferred stock will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the special meeting to later date.

BancTrust’s Board of Directors believes that if the number of shares of its common stock present or represented at the special meeting and voting in favor of the proposal regarding the issuance of senior preferred stock is insufficient to approve said issuance, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to consent to the issuance of senior preferred stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN, POSTPONE OR

CONTINUE THE SPECIAL MEETING.

OTHER MATTERS

Management currently does not know of any other matters to be presented at the meeting.

Solicitation and Voting of Proxies

If a proxy in the form enclosed is executed properly and is returned before the meeting, the shares represented thereby will be voted in accordance with the directions given in that proxy. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions herein contained, “FOR” the proposed issuance of TARP CPP Senior Preferred Stock with warrants and “FOR” the proposal to grant management the authority to adjourn, postpone or continue the special meeting. If any other matter is presented at the meeting, the shares will be voted in accordance with the recommendation of the Board of Directors. At any time prior to its exercise, a proxy may be revoked by written notice or a subsequently dated proxy delivered to the Secretary of BancTrust. Shareholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

Solicitation of proxies will be made initially by mail. Proxies may be solicited in person or by telephone by directors, officers and other employees of BancTrust and its subsidiaries. In addition, depending upon timeliness of the receipt of proxies, BancTrust may engage [                    ], a proxy solicitation firm, to advise and assist it with the solicitation, distribution, processing and collection of proxies at an estimated cost of $[            ], plus reasonable out of pocket expenses. The cost of printing, assembling, and mailing this Proxy Statement and related material furnished to shareholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees and other fiduciaries who, at the request of BancTrust, mail material to or otherwise communicate with beneficial owners of shares held by them, will be borne by BancTrust.

Quorum; Broker Non-Votes

The presence, in person or by proxy, of a majority of the outstanding shares of common stock is necessary to constitute a quorum of the shareholders to take action at the meeting. Once a quorum is established: (i) the proposed issuance of senior preferred stock must be approved by the holders of two-thirds of the shares entitled to vote; (ii) the proposed grant of authority to adjourn, postpone or continue the special meeting must be approved by more votes in favor than against; and (iii) any other action to be taken must, as a general rule, be approved by more votes in favor than against. Abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as present for purposes of determining whether there is a quorum at the meeting. NASDAQ rules provide that brokers and nominees cannot vote the shares that they hold on behalf of other people either for or against certain matters without specific instructions from the person who beneficially owns those shares. In the event there are not sufficient represented shares for a quorum, the special meeting may be adjourned from time to time until a quorum is obtained.

Voting Securities

As of the record date, October 30, 2008, there were              shares of BancTrust’s common stock outstanding. Each share is entitled to one vote. Shareholders have no dissenters’ rights of appraisal in connection with any matter being presented at the special meeting.

Security Ownership of Directors, Nominees, 5% Shareholders and Officers

As of the record date there were no known 5% shareholders of BancTrust. The following chart reflects the number of shares beneficially owned as of [                    ], 2008 by (i) each director of BancTrust; (ii) each executive officer named in the Summary Compensation Table in BancTrust’s proxy statement for its 2008 annual meeting of shareholders; and (iii) the directors and executive officers of BancTrust as a group.

Name	Number of Shares Owned[1]	Right to Acquire[2]	Total Beneficial Ownership	Percentage of Beneficial Ownership[3]
Tracy T. Conerly	8,389		8,389	0.05%
Stephen G. Crawford	173,100		173,100	0.98%
David C. De Laney	76,100		76,100	0.43%
Robert M. Dixon, Jr.	24,918		24,918	0.14%
James A. Faulkner	11,929		11,929	0.07%
Bruce C. Finley, Jr.	22,415	5,000	27,415	0.16%
Michael D. Fitzhugh	9,050	19,680	28,730	0.16%
Broox G. Garrett, Jr.	94,838	650	95,488	0.54%
W. Dwight Harrigan	232,932		232,932	1.32%
Clifton C. Inge, Jr.	24,603		24,603	0.14%
F. Michael Johnson	42,190	17,180	59,370	0.34%
W. Bibb Lamar, Jr.	80,634	35,080	115,714	0.66%
John H. Lewis, Jr.	27,635		27,635	0.16%
Edward T. Livingston	12,000	15,000	27,000	0.15%
Harris V. Morrissette	96,533	650	97,183	0.55%
J. Stephen Nelson[4]	38,000		38,000	0.22%
Paul D. Owens, Jr.	380,472	650	381,122	2.16%
Dennis A. Wallace	24,443		24,443	0.13%

All directors and executive officers as a group	1,379,779	93,890	1,473,669	8.30%

[1]

Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse or children, holds in an IRA or other retirement plan program, or holds in our dividend reinvestment plan, unless otherwise indicated in these footnotes.

[2]	Includes shares that may be acquired upon the exercise of stock options that are or become exercisable within sixty days of the date of this proxy statement.

[3]

For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within sixty days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within sixty days, but that no other persons exercise any options. The calculations are based on 17,653,929 shares of common stock outstanding on July 30, 2008.

[4]	Mr. Nelson has pledged as collateral 37,000 shares for a bank loan.

Changes in Control

There are no arrangements known to BancTrust at this time which may at a subsequent date result in a change of control of BancTrust.

Communications Between Shareholders and the Board of Directors

Pursuant to a policy of BancTrust’s Board of Directors, shareholders wishing to communicate with BancTrust’s Board of Directors, either individually or as a group, should address correspondence in care of: Secretary, BancTrust Financial Group, Inc., 100 St. Joseph Street, Mobile, Alabama 36602. In addition, shareholders may communicate with BancTrust’s Board of Directors on BancTrust’s Internet website at http://investor.banktrustonline.com/contactBoard.cfm. The communication will be forwarded to the individual board member or to the entire Board as appropriate.

Shareholder Proposals

Shareholder proposals intended to be submitted for consideration at the 2009 Annual Meeting of the Shareholders of BancTrust must be submitted in writing to and received by the Secretary of BancTrust not later than December 8, 2008, to be included in BancTrust’s Proxy Statement and form of Proxy relating to that meeting. The named proxies for the 2009 annual meeting will have discretionary voting authority with respect to any shareholder proposal not received in writing by February 21, 2009, and they will exercise their authority in accordance with the recommendations of BancTrust’s Board of Directors.

Forward Looking Statements

This Proxy Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. Typically, the use of the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “estimate,” and similar expressions identify forward-looking statements. Unless a statement describes a historical event, it should be considered a forward-looking statement. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, the forward-looking statements included in this proxy statement may prove to be inaccurate. Our actual results may differ materially from the results anticipated in the forward-looking statements. Any forward-looking statements contained in this Proxy Statement involve risks and uncertainties, including but not limited to risks identified in BancTrust’s other filings with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by BancTrust or any other person that the objectives and plans of BancTrust will be achieved. We undertake no obligation to publicly release the results of any revisions to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Incorporation of Certain Information by Reference

The SEC’s rules allow us to “incorporate” the information we file with the SEC “by reference” into this Proxy Statement. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this Proxy Statement is considered to be part of this Proxy Statement from the date we file that document. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference in this Proxy Statement.

We incorporate by reference into this Proxy Statement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Our Annual Report on Form 10-K for the year ended December 31, 2007;

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 [and September 30, 2008];

(c) Registration Statement filed on October, 6, 2008 on Form S-3 (SEC File No. 333-153871);

(d) All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Proxy Statement and before the special meeting of the shareholders to be held pursuant to this Proxy Statement (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

We will provide to each person, including any beneficial owner, to whom a copy of this Proxy Statement is delivered, a copy of any or all of the information or documents that we have incorporated by reference into this Proxy Statement. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address and telephone number:

BancTrust Financial Group, Inc.

100 St. Joseph Street

Mobile, Alabama 36602

(251) 431-7800

Attention: F. Michael Johnson

We also maintain an Internet site at http://www.banktrustonline.com at which there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this Proxy Statement.

F. Michael Johnson

Executive Vice President,

CFO and Secretary

Enclosures

November     , 2008

Appendix A

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory

Capital

Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on

Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive

Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

PLEASE MARK VOTES AS IN THIS EXAMPLE

Proxy for Special Meeting of Shareholders, December 18, 2008 Solicited by the Board of Directors

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, a special meeting of the shareholders of BancTrust Financial Group, Inc. will be held at 100 Saint Joseph Street, Mobile, Alabama, 36602 on December 18, 2008, at 10:30 a.m. CST for the purpose of considering and voting upon the following matters:

REVOCABLE PROXY

BANCTRUST FINANCIAL GROUP, INC.

For Against Abstain

1. Consent to the Issuance of Senior Preferred Stock and Warrants. To authorize and consent to the issuance to the U.S. Department of the

Treasury of up to shares of BancTrust 5% $1,000 per share liquidation preference cumulative senior preferred stock designated as TARP CPP Senior Preferred Stock, accompanied by warrants evidencing the right to purchase up to $ million of BancTrust common stock, $0.01 par, pursuant to the U. S. Department of the Treasury’s Capital Purchase Program.

For Against Abstain

2. Adjournment. To grant management the authority to adjourn, postpone or continue special meeting.

3. Other Business. Transaction of such other business as may be brought before the special meeting or any adjournment thereof. Management currently knows of no other business to be presented.

Only those shareholders of record at the close of business on October 30, 2008, will be entitled to notice and to vote at the meeting.

Please be sure to date and sign Date this proxy card in the box below.

Sign above

Detach above card, sign, date and mail in postage paid envelope provided. ?

BANCTRUST FINANCIAL GROUP, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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